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                                                                    Exhibit 99.1

Press Contact:                               Investor Contact:
Laurie Falconer                              John Luhtala
Director, Marketing Communications           Chief Financial Officer
Centillium Communications                    Centillium Communications
(510) 771-3647                               (510) 771-3410
laurie@centillium.com                        luhtala@centillium.com
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CENTILLIUM COMMUNICATIONS COMPLETES ACQUISITION OF VENGINES, A LEADING DEVELOPER
                  OF VOICE-OVER-PACKET SINGLE CHIP SOLUTIONS

       Centillium Strengthens Lead in the Voice-Data Convergence Market

FREMONT, Calif., January 8, 2001 - Centillium Communications, Inc. (Nasdaq:
CTLM), innovator of broadband communications technology, today announced that it has completed the acquisition of vEngines, Inc.

vEngines develops high-density voice processing semiconductor products which bridge circuit switched voice and packet-based data networks. This leading technology compresses voice traffic, converting it into digital packets, which can then travel on data networks. vEngines' targeted customer base includes communications equipment manufacturers that provide carrier and access voice gateways and remote access servers.

In connection with the acquisition, Centillium issued an aggregate of 813,915 shares of its Common Stock in exchange for all outstanding shares of vEngines Preferred and Common Stock and reserved 59,344 additional shares of Common Stock for issuance upon exercise of outstanding vEngines employee stock options. The share issuances were exempt from registration pursuant to section 3(a)(10) of the Securities Act of 1933, as amended. Approximately 36% of the shares issued will be held in escrow or restricted from resale pursuant to the terms of the acquisition agreement as well as various employee share repurchase agreements.

The merger transaction will be accounted for under the purchase method of accounting. Centillium expects to record a one-time charge for purchased in-process research and development expenses related to the acquisition in its first fiscal quarter, ending March 31, 2001.

About Centillium Communications

Centillium Communications, Inc. is combining technical innovation and customer commitment to make broadband communications a mass-market reality. Centillium consistently delivers value to its customers by providing broadband networking systems for applications across all market segments. The company designs and markets communications chipset solutions for central office equipment, DLC line cards, and customer premise equipment for Digital Subscriber Line (DSL), home networking and Voice-Over-Packet. Centillium Communications, Inc. is located at 47211 Lakeview Blvd., Fremont, CA 94538. Additional information is available at www.Centillium.com
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Forward Looking Statements
Except for historical information contained in this press release, the foregoing contains forward-looking statements that involve risks and uncertainties.
Actual results may differ materially from those indicated by such forward-looking statements based on a variety of risks and uncertainties, including the risks and uncertainties relating to actual quantities and timing of any orders received under the contract and the successful development and market acceptance of Centillium's new products. Information about potential factors that could affect Centillium's financial results is included in Centillium's prospectus and Quarterly Reports on Form 10-Q and will be included in Centillium's Annual Report on Form 10-K, which will be filed with the Securities and Exchange Commission.

 Copyright 2001 Centillium Communications, Inc. All rights reserved. All other products or service names mentioned herein are the property of their respective owners.